Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-36893, 333-32048, and 333-109300) on Form S-8 of our report dated June 28, 2022, with respect to the financial statements and the supplemental schedules of Schedule H, Line 4a – Schedule of Delinquent Participant Contributions and Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021 of the YUM! Brands 401(k) Plan.

/s/ KPMG LLP

Louisville, Kentucky
June 28, 2022